Exhibit 99.1

ScanTech Participates in Passenger Terminal Expo 2024

Management Expects to Deliver Initial Customer Units in Coming Weeks

BUFORD, Ga., April 17, 2024 /PRNewswire/ -- ScanTech Identification Beam Systems, LLC ("ScanTech"), an innovator of next-generation 'fixed-gantry' computed tomography (CT) screening systems, based in Metro-Atlanta, Georgia, today announced its participation in the world’s leading conference dedicated to airport passenger terminals in Frankfurt, Germany, the Passenger Terminal Expo 2024.

ScanTech will be exhibiting and displaying its Sentinel ‘Fixed-Gantry’ CT scanning system to the world’s airport operators, infrastructure companies and other logistics providers as part of the exhibition which includes over 1,600 attendees across 120 countries. The Sentinel CT is a state-of-the-art fixed-gantry CT scanners that utilizes proprietary artificial intelligence (AI) and machine learning capabilities to accurately and quickly detect hazardous and contraband materials.

One of the key themes of this year’s Expo is security infrastructure and the increase in global security threats.

According to the Department of Homeland Security’s “2024 Homeland Security Threat Assessment” report, adversaries continue to threaten the integrity of US critical infrastructure, “in part because they perceive targeting these sectors would have cascading impacts on US industries.”

In the coming weeks ScanTech expects to begin delivering units to one of North America’s largest nuclear power utility companies under its implementation contract with Visiontec Systems previously announced in November 2023.

“ScanTech has undergone initial testing and training with Visiontec and we expect initial deliveries to begin this month,” said Dolan Falconer, ScanTech CEO. “We believe ScanTech has a superior solution for global infrastructure customers and look forward to expanding further into that marketplace.”

Mars Acquisition Corp Merger Remains On-Track

On September 5, 2023 ScanTech announced that it had entered into a definitive business combination agreement with Mars Acquisition Corp. (Nasdaq: MARX) ("Mars"), a publicly traded special purpose acquisition company, that will result in ScanTech becoming a publicly traded company. Following the confidential filing of a registration statement on Form S-4, previously announced on November 13, 2023, ScanTech remains committed to the consummation of that transaction and both Mars and ScanTech believe the transaction is on track to close in the second quarter of 2024.

Karl Brenza, CEO of Mars, commented, “ScanTech’s solutions are befitting the current global threat environment and feedback from potential customers is that ScanTech’s technology is very timely. We are excited for the prospect of consummating our previously announced business combination.”

About ScanTech Identification Beam Systems, LLC

ScanTech has developed one of the world's most advanced non-intrusive 'fixed-gantry' CT screening technologies. ScanTech utilizes proprietary artificial intelligence (AI) and machine learning capabilities in its state-of-the-art fixed- gantry CT scanners to accurately and quickly detect hazardous and contraband materials. ScanTech's 'fixed-gantry' CT scanners are engineered to automatically locate, discriminate, and identify threat materials and items of interest at checkpoints in airports, seaports, borders, embassies, corporate headquarters, government & commercial buildings, factories, processing plants, and other facilities where terrorism and prohibited items are a possibility. Whether explosives or contraband, ScanTech's 'fixed-gantry' CT scanners can detect, identify, precisely locate, and discriminate materials of interest hidden inside scanned targets. From suitcases, briefcases, and backpacks to large packages, and parcels, ScanTech has a non-intrusive inspection solution to meet the requirements of a broad range of critical infrastructure industries.

On September 5, 2023 ScanTech announced that it had entered into a definitive business combination agreement with Mars Acquisition Corp. (Nasdaq: MARX) ("Mars"), a publicly traded special purpose acquisition company, that will result in ScanTech becoming a publicly traded company. Pursuant to the proposed business combination transaction, each of ScanTech and Mars will become subsidiaries of ScanTech AI Systems Inc., a newly formed Delaware holding company ("Pubco"), and the business of Pubco will be the continued business of ScanTech. Pubco expects to apply for listing, to be effective at the time of the business combination, of the Pubco common stock on Nasdaq under the symbol "STAI".

About Mars Acquisition Corp.

Mars Acquisition Corp. is a Cayman Islands exempted company incorporated as a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential business combination between Mars and ScanTech. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any state or other jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

No offer of securities shall be made except by means of a prospectus meeting the requirements of the United States Securities Act of 1933, as amended, and the rules of the SEC pursuant thereto.

Important Additional Information About the Business Combination and Where to Find It

In connection with the proposed business combination between Mars and ScanTech described herein, Pubco and Mars intend to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus/consent solicitation. Security holders and investors are encouraged to carefully review such information, including the risk factors and other disclosures therein. The proxy statement/prospectus/consent solicitation will be sent to all Mars shareholders. Pubco and Mars also will file other documents regarding the proposed business combination with the SEC. Before making any voting or investment decision, investors and security holders of Mars and ScanTech are urged to read the registration statement, the proxy statement/prospectus/consent solicitation and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus/consent solicitation and all other relevant documents filed or that will be filed with the SEC by Pubco or Mars by either written or oral request to Mars' Chief Executive Officer, Karl Brenza, at Mars Acquisition Corp., Americas Tower, 1177 Avenue of the Americas, Suite 5100, New York, NY 10036 or by telephone at (866) 667-6277. These documents, once available, can also be obtained, without charge, at the SEC's website www.sec.gov.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY, NOR HAS ANY SECURITIES AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE PROPOSED TRANSACTIONS PURSUANT TO WHICH ANY SECURITIES ARE TO BE OFFERED OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in Solicitation

Pubco, Mars and ScanTech and their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Mars' shareholders and the solicitation of consents from the members of ScanTech with respect to the proposed business combination. Information about the current directors and executive officers of Mars is set forth in its final prospectus, dated as of February 13, 2023, and filed with the SEC on February 14, 2023, and is available free of charge at the SEC's website at www.sec.gov or by directing a request to: Mars Acquisition Corp., Americas Tower, 1177 Avenue of the Americas, Suite 5100, New York, New York 10036. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of in connection with the proposed business combination will be set forth in Mars' and Pubco's filings with the SEC, including the proxy statement/prospectus/consent solicitation and other relevant materials filed with the SEC in connection with the business combination when they become available.

Forward-Looking Statements

Certain statements in this press release may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on beliefs and assumptions and on information currently available to Mars and ScanTech. In some cases, you can identify forward-looking statements by the following words: "may," "will," "could," "would," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "project," "potential," "continue," "ongoing," "target," "seek" or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ScanTech assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information:

ScanTech Identification Beam Systems, LLC

Dolan Falconer
CEO dfalconer@scantechibs.com

Mars Acquisition Corp.

Karl Brenza
CEO and CFO kbrenza@verizon.net

SOURCE Mars Acquisition Corp.